SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 13G/A

Under the Securities Exchange Act of 1934
(Amendment No.  01)

AMERICAN WOODMARK CORPORATION
____________________________________________________________________________
(Name of Issuer)

COMMON STOCK, NO PAR
____________________________________________________________________________
(Title of class of  Securities)

030506 10 9
____________________________________________________________________________
(CUSIP Number)

December 31, 2008
_____________________________________________________________________________
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐   Rule 13d-1 (b)

☐   Rule 13d-1 (c)

☒  Rule 13d-1 (d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(Continued on the following page(s))

Page 1 of 3 Pages

CUSIP Number: 030506 10 9

1.	Names of Reporting Persons: S.S. or I.R.S. Identification Number of Above Person (entities only)			James J. Gosa

2.	Check the Appropriate box if a Member of A Group (see instructions)
	(a)	Not Applicable
	(b)	Not Applicable

3.	SEC Use Only

4.	Citizenship or Place of Organization			United States

Number of shares beneficially owned by each reporting person with:	5.	Sole Voting Power	795,412
	6.	Shared Voting Power	0
	7.	Sole Dispositive Power	795,412
	8.	Shared Dispositive Power	0

9.	Aggregate Amount Beneficially Owned By Each Reporting Person			795,412

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions)

11.	Percent of Class Represented by Amount in Row 9			5.7%

12.	Type of Reporting Person (see instructions)			IN

Page 2 of 3 Pages

Schedule 13G

Item 1 (a).	Name of Issuer:				American Woodmark Corporation

Item 1 (b).	Address of Issuer's Principal Executive Offices:				3102 Shawnee Drive Winchester, VA 22601

Item 2 (a).	Name of Person Filing:				James J. Gosa

Item 2 (b).	Address of Principal Business Office or, if none, Residence:				3102 Shawnee Drive Winchester, VA 22601

Item 2 (c).	Citizenship:				United States

Item 2 (d).	Title of Class of Securities:				Common Stock, No Par Value

Item 2 (e).	CUSIP Number:				030506 10 9

Item 3.	Not Applicable

Item 4.	Ownership
	(a)	Amount Beneficially Owned:			795,412
	(b)	Percent of Class			5.7%
	(c)	Number of Shares as to Which Such Person Has:
		(i)	Sole Power to Vote or to Direct the Vote	795,412
		(ii)	Shared Power to Vote or to Direct the Vote	0
		(iii)	Sole Power to Dispose or to Direct the Disposition of	795,412
		(iv)	Shared Power to Dispose or to Direct the Disposition of	0
The foregoing figures include options exercisable by Mr. Gosa within 60 days of December 31, 2008 of 558,764.

Item 5.	Ownership of Five Percent or Less of a Class				Not Applicable

Item 6.	Ownership of More than Five Percent on Behalf of Another Person				Not Applicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.				Not Applicable

Item 8.	Identification and Classification of Members of the Group				Not Applicable

Item 9.	Notice of Dissolution of Group				Not Applicable

Item 10.	Certifications				Not Applicable

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:	January 30, 2009

Signature:	/S/LAUREL A. SWAUGER
Name:	Laurel A. Swauger
Title	Attorney-in-Fact